EXHIBIT 23.1



            Consent of Independent Registered Public Accounting Firm


          We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Garmin International, Inc. 401(k) and Pension Plan of our reports dated March 7, 2005, with respect to the consolidated financial statements and schedule of Garmin Ltd. included in the Annual Report (Form 10-K) for the year ended December 25, 2004, Garmin Ltd. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Garmin Ltd., as filed with the Securities and Exchange Commission


                                           /s/ Ernst & Young LLP


Kansas City, Missouri
May 9, 2005